Exhibit 99.1

WASTE CONNECTIONS COMPLETES LEMAY ACQUISITION

FOLSOM, CA, November 3, 2008 - Waste Connections, Inc. (NYSE: WCN) today announced that it has completed the acquisition of Harold LeMay Enterprises, Incorporated (“LeMay”).  Founded in 1942, LeMay is the largest privately-owned solid waste services company in the Pacific Northwest, providing solid waste collection, recycling and transfer services, a majority of which are under exclusive G Certificates in the State of Washington.

Waste Connections also announced that it has acquired from entities affiliated with LeMay the remaining interests in Pierce County Recycling, Composting and Disposal, LLC and Pierce County Landfill Management, Inc., a provider of solid waste disposal, transfer, recycling and composting services, both of which were previously majority-owned subsidiaries of Waste Connections.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S.  The Company serves more than 1.5 million residential, commercial and industrial customers from a network of operations in 23 states.  The Company also provides intermodal services for the movement of containers in the Pacific Northwest.  Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California.

For more information, visit the Waste Connections web site at www.wasteconnections.com.  Copies of financial literature, including this release, are available on the Waste Connections web site or through contacting us directly at (916) 608-8200.

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.  Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  These risks and uncertainties are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.   There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business.  We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:
Waste Connections, Inc.
Worthing Jackman, (916) 608-8266
worthingj@wasteconnections.com